Exhibit 10.12

FREESCALE SEMICONDUCTOR, INC.

2011 FREESCALE INCENTIVE PLAN

1)	Purposes of the Plan. This 2011 Freescale Incentive Plan sets forth the plan for payment of cash bonuses to employees of the Company designated for participation and is intended to increase stockholder value and the success of the Company by motivating employees to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to be exempt from Section 162(m) of the Code (as hereinafter defined) until the first shareholder meeting occurring after the close of the third calendar year following the calendar year in which the Company becomes publicly held.

2)	Definitions.

(a)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b)	“Award” means, with respect to each Participant, the award determined pursuant to Section 5 below for a Performance Period.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Business Performance Factor” means that factor, attributable to the Company’s achievement of one or more Performance Goals, which may be used to calculate a Participant’s Award.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation and Leadership Committee of the Board, or a sub-committee of the Compensation and Leadership Committee.

(g)	“Company” means Freescale Semiconductor, Inc. or any of its Subsidiaries.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)	“Fiscal Year” means a fiscal year of the Company.

(j)	“Individual Performance Factor” means that factor, attributable to a Participant’s individual achievement of one ore more Performance Goals, which may be used to calculate a Participant’s Award.

(k)	“Participant” means an eligible employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(l)	“Payout Determination Date” means the date upon which the Committee determines the amounts of Awards payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 5(d).

(m)	“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5(c) in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant, and may include an Individual Performance Factor and a Business Performance Factor.

(n)	“Performance Goals” means performance goals based on criteria as determined by the Committee, in the Committee’s sole discretion. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(o)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(p)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(q)	“Plan” means this 2011 Freescale Incentive Plan.

(r)	“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls,

directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(s)	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her eligible earnings or a specific dollar amount, or as determined by the Committee in accordance with Section 5(b).

(t)	“Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 5.

3)	Plan Administration.

(a)	The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. The Plan is intended to comply with or be exempt from Section 409A of the Code, and shall be administered, construed and interpreted in accordance with such intent. To the extent that an Award and/or payment is subject to or exempt from Section 409A of the Code, it shall be awarded and/or paid in a manner that will comply with Section 409A of the Code or the applicable exemption of Section 409A, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

ii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

iii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

iv) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)	An Award shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time.

(c)	Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4)	Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include any person who is employed by the Company. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5)	Award Determination.

(a)	Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period.

(b)	Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant.

(c)	Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purpose of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (b) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved.

(d)	Payout Determination. On the Payout Determination Date, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been determined by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

6)	Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

7)	Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

8)

Timing of Distributions. Subject to Section 9 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination of the Award for a Performance Period, but in no event later than 2  1/2 months after the end of the applicable Performance Period.

9)	Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion; provided, however, that any such deferral elections shall be made in accordance with the requirements of Section 409A of the Code.

10)	Term of Plan. The Plan was approved by the Committee on April 26, 2011, and shall continue until terminated under Section 11 of the Plan.

11)	Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award. Only to the extent necessary or advisable under applicable law, Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

12)	Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

13)	At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

14)	Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15)	Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from

(a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

16)	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

17)	Governing Law. The Plan shall be governed by the laws of the State of Delaware.